As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-287921

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEOSTELLAR CAPITAL CORP.

(f/k/a SuRo Capital Corp.)

(Exact name of registrant as specified in its charter)

Maryland	27-4443543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

640 Fifth Avenue 12th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip code)

SuRo Capital Corp. Second Amended and Restated 2019 Equity Incentive Plan

(Full title of the plan)

Mark D. Klein

Chief Executive Officer and President

Neostellar Capital Corp.

640 Fifth Avenue

12th Floor

New York, NY 10019

(Name and address of agent for service)

(212) 931-6331

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-287921) filed by Neostellar Capital Corp. (formerly SuRo Capital Corp.) (the “Company”) with the Securities and Exchange Commission on June 10, 2025 (the “Registration Statement”), which registered 2,390,186 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the SuRo Capital Corp. Second Amended and Restated 2019 Equity Incentive Plan (the “Plan”).

Effective July 15, 2026, the Company completed its previously announced transition from an internally managed business development company to an externally managed structure, pursuant to which Neostellar Advisors LLC serves as the Company’s investment adviser (the “Externalization”). In connection with the Externalization, on June 15, 2026, the Company’s Board of Directors approved the acceleration in full of the vesting of all restricted shares then outstanding and unvested under the Plan, effective as of June 15, 2026, and those shares vested on that date, subject to each holder’s entry into a lock-up agreement with the Company that replicates the holding periods of the vesting schedules that otherwise would have applied to such shares. No restricted shares remain outstanding under the Plan, and no further awards will be granted under the Plan. As a result, the Company is no longer issuing securities under the Plan.

This Post-Effective Amendment is being filed to deregister all remaining unissued shares of Common Stock that were registered for issuance pursuant to the Registration Statement in connection with the Plan.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 14, 2026.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark D. Klein	Chief Executive Officer, President and Director	August 14, 2026
Mark D. Klein	(Principal Executive Officer)

/s/ Allison Green	Chief Financial Officer, Treasurer and Corporate Secretary	August 14, 2026
Allison Green	(Principal Financial and Accounting Officer)

/s/ Leonard A. Potter	Director	August 14, 2026
Leonard A. Potter

/s/ Ronald M. Lott	Director	August 14, 2026
Ronald M. Lott

/s/ Marc Mazur	Director	August 14, 2026
Marc Mazur

/s/ Lisa Westley	Director	August 14, 2026
Lisa Westley

/s/ Richard Szuch	Director	August 14, 2026
Richard Szuch

/s/ Erik Falk	Director	August 14, 2026
Erik Falk